Exhibit 99.1

Atkore Inc. Announces First Quarter 2023 Results

•Net sales of $833.8 million, down 0.8% versus prior year
•Net income per diluted share decreased by $0.12 versus prior year to $4.20; Adjusted net income per diluted share increased by $0.03 versus prior year to $4.61
•Net income decreased by $31.4 million versus prior year to $173.5 million; Adjusted EBITDA decreased by $29.2 million versus prior year to $263.8 million
•Full-year Adjusted EBITDA outlook increased to $950 - $1,050 million; Full-year Adjusted net income per diluted share outlook increased to $15.85 - $17.75

HARVEY, IL. — February 1, 2023 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2023 first quarter ended December 30, 2022.

“Atkore is off to a solid start in 2023 as we leverage our diversified approach and broad portfolio of leading solutions to capture opportunities for growth,” said Bill Waltz, Atkore President and Chief Executive Officer. “Our team delivered solid volume growth across our business in the quarter as we remain focused on executing our Atkore Business System and differentiating ourselves with customers. Our recent acquisitions – including Elite Polymer Solutions which has bolstered our HDPE offering – also continued to perform well and drive additional growth. As planned, we are strategically deploying capital toward both organic and inorganic growth opportunities as well as returning capital to shareholders. During the first quarter, we repurchased $150 million of Atkore common stock, and we have already repurchased over $100 million dollars in common stock in the second quarter.”

Waltz continued, “Given our first quarter performance and current market dynamics, we are raising our fiscal 2023 outlook for Adjusted EBITDA and Adjusted EPS. We are excited about the opportunities ahead as we look to build on our momentum and create value for all of our stakeholders over the long-term.”

2023 First Quarter Results

	Three months ended
(in thousands)	December 30, 2022	December 24, 2021	Change	% Change
Net sales
Electrical	$638,705	$641,683	$(2,978)	(0.5)%
Safety & Infrastructure	195,259	200,510	(5,251)	(2.6)%
Eliminations	(143)	(1,392)	1,249	(89.7)%
Consolidated operations	$833,821	$840,801	$(6,980)	(0.8)%

Net income	$173,492	$204,843	$(31,351)	(15.3)%

Adjusted EBITDA
Electrical	$243,836	$279,547	$(35,711)	(12.8)%
Safety & Infrastructure	33,404	27,432	5,972	21.8%
Unallocated	(13,395)	(13,969)	574	(4.1)%
Consolidated operations	$263,845	$293,010	$(29,165)	(10.0)%

Net sales decreased by $7.0 million, or 0.8%, to $833.8 million for the three months ended December 30, 2022, compared to $840.8 million for the three months ended December 24, 2021. The decrease in net sales is primarily attributed to decreased average selling prices across the Company’s products of $108.3 million and the unfavorable impact of foreign exchange rates of $7.6 million. These decreases were partially offset by increased net sales of $61.3 million from companies acquired during fiscal 2022 and fiscal 2023 and increased sales volume of $45.6 million. Average selling prices have declined as the Company continues to see normalization of pricing.

Exhibit 99.1

Gross profit decreased by $20.5 million, or 5.8%, to $334.4 million for the three months ended December 30, 2022, as compared to $354.8 million for the prior-year period. Gross margin decreased to 40.1% for the three months ended December 30, 2022, as compared to 42.2% for the prior-year period. Gross profit decreased primarily due to declines in average selling prices of $108.3 million partially offset by slower declines in the costs of steel, copper and PVC resin of $59.2 million, margin contribution on increased volume of $16.6 million, and companies acquired during fiscal 2022 and 2023 of $20.2 million.

Net income decreased by $31.4 million, or 15.3%, to $173.5 million for the three months ended December 30, 2022 compared to $204.8 million for the prior-year period primarily due to lower gross profit and higher selling, general and administrative costs, intangible amortization and interest expense.

Adjusted EBITDA decreased by $29.2 million, or 10.0%, to $263.8 million for the three months ended December 30, 2022 compared to $293.0 million for the three months ended December 24, 2021. The decrease was primarily due to lower gross profit.

Net income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $4.20 for the three months ended December 30, 2022, as compared to $4.32 in the prior-year period. Adjusted net income per diluted share increased by $0.03 to $4.61 for the three months ended December 30, 2022, as compared to $4.58 in the prior year period. The decrease in diluted earnings per share is primarily attributed to lower net income, while the increase in adjusted net income per share is primarily attributed to increased stock compensation and intangible asset amortization adjustments versus the comparable period.

Segment Results

Electrical

Net sales decreased by $3.0 million, or 0.5%, to $638.7 million for the three months ended December 30, 2022 compared to $641.7 million for the three months ended December 24, 2021. The decrease in net sales is primarily attributed to decreased average selling prices of $66.7 million and the unfavorable impact of foreign exchange rates of $7.6 million. These decreases were partially offset by increased net sales of $55.2 million from companies acquired during fiscal 2022 and fiscal 2023 and increased sales volume of $17.5 million, primarily in the metal electrical conduit and fittings and electrical cable and flexible conduit product lines.

Adjusted EBITDA for the three months ended December 30, 2022 decreased by $35.7 million, or 12.8%, to $243.8 million from $279.5 million for the three months ended December 24, 2021. Adjusted EBITDA margins decreased to 38.2% for the three months ended December 30, 2022 compared to 43.6% for the three months ended December 24, 2021. The decrease in Adjusted EBITDA and Adjusted EBITDA margins was largely due to lower average selling prices over input costs.

Safety & Infrastructure

Net sales decreased by $5.3 million, or 2.6%, for the three months ended December 30, 2022 to $195.3 million compared to $200.5 million for the three months ended December 24, 2021. The decrease is primarily attributed to decreased average selling prices of $41.6 million driven by lower input costs of steel partially offset by higher volumes of $28.1 million, primarily in the construction and metal framing product lines, and increased net sales of $6.1 million from companies acquired during fiscal 2022.

Adjusted EBITDA increased by $6.0 million, or 21.8%, to $33.4 million for the three months ended December 30, 2022 compared to $27.4 million for the three months ended December 24, 2021. Adjusted EBITDA margins increased to 17.1% for the three months ended December 30, 2022 compared to 13.7% for the three months ended December 24, 2021. The Adjusted EBITDA increase is primarily due to average selling prices declining slower than input costs.

Exhibit 99.1

Full-Year Outlook1

The Company is increasing its estimate for fiscal year 2023 Adjusted EBITDA and Adjusted net income per diluted share. The Company estimates Adjusted EBITDA to be approximately $950 million to $1,050 million. Additionally, the Company estimates fiscal year 2023 Adjusted net income per diluted share to be in the range of $15.85 - $17.75.

The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, February 1, 2023, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until February 16, 2023. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (647) 362-9199. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JDeitzer@atkore.com

1 Reconciliations of the forward-looking full-year 2023 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Accordingly, we are relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

Exhibit 99.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 18, 2021 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (“COVID-19”) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our

Exhibit 99.1

acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, restructuring costs and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization,

Exhibit 99.1

certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
(in thousands, except per share data)	December 30, 2022	December 24, 2021
Net sales	$833,821	$840,801
Cost of sales	499,468	485,993
Gross profit	334,353	354,808
Selling, general and administrative	89,977	78,151
Intangible asset amortization	12,796	8,229
Operating income	231,580	268,428
Interest expense, net	9,488	6,918
Other (income) and expense, net	41	(308)
Income before income taxes	222,051	261,818
Income tax expense	48,559	56,975
Net income	$173,492	$204,843

Net income per share
Basic	$4.26	$4.38
Diluted	$4.20	$4.32

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	December 30, 2022	September 30, 2022
Assets
Current Assets:
Cash and cash equivalents	$307,827	$388,751
Accounts receivable, less allowance for current and expected credit losses of $2,488 and $2,544, respectively	506,854	528,904
Inventories, net	445,780	454,511
Prepaid expenses and other current assets	63,342	80,654
Total current assets	1,323,803	1,452,820
Property, plant and equipment, net	418,550	390,220
Intangible assets, net	426,900	382,706
Goodwill	323,214	289,330
Right-of-use assets, net	69,733	71,035
Deferred tax assets	5,683	9,409
Other long-term assets	3,481	3,476
Total Assets	$2,571,364	$2,598,996
Liabilities and Equity
Current Liabilities:
Accounts payable	210,850	244,100
Income tax payable	12,941	5,521
Accrued compensation and employee benefits	29,903	61,273
Customer liabilities	111,154	99,447
Lease obligations	13,850	13,789
Other current liabilities	68,326	77,781
Total current liabilities	447,024	501,911
Long-term debt	761,074	760,537
Long-term lease obligations	56,835	57,975
Deferred tax liabilities	16,152	15,640
Other long-term liabilities	15,237	13,146
Total Liabilities	1,296,322	1,349,209
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 39,867,895 and 41,351,350 shares issued and outstanding, respectively	400	415
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	490,611	500,117
Retained earnings	825,433	801,981
Accumulated other comprehensive loss	(38,822)	(50,146)
Total Equity	1,275,042	1,249,787
Total Liabilities and Equity	$2,571,364	$2,598,996

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	December 30, 2022	December 24, 2021
Operating activities:
Net income	$173,492	$204,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,967	20,046
Deferred income taxes	3,275	(5,720)
Stock-based compensation	5,270	3,427
Amortization of right-of-use assets	3,538	3,124
Other non-cash adjustments to net income	1,410	4,050
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	26,841	(12,301)
Inventories	11,565	(75,091)
Prepaid expenses and other current assets	(6,930)	(11,591)
Accounts payable	(48,826)	(13,335)
Accrued and other liabilities	(36,070)	(23,171)
Income taxes	38,787	1,823
Other, net	532	1,088
Net cash provided by operating activities	198,851	97,192
Investing activities:
Capital expenditures	(35,006)	(9,358)
Proceeds from sale of properties and equipment	—	432
Acquisition of businesses, net of cash acquired	(82,181)	(36,098)
Net cash used in investing activities	(117,187)	(45,024)
Financing activities:
Issuance of common stock, net of shares withheld for tax	(14,775)	(24,505)
Repurchase of common stock	(150,056)	(104,543)
Net cash used for financing activities	(164,831)	(129,048)
Effects of foreign exchange rate changes on cash and cash equivalents	2,243	(450)
Decrease in cash and cash equivalents	(80,924)	(77,330)
Cash and cash equivalents at beginning of period	388,751	576,289
Cash and cash equivalents at end of period	$307,827	$498,959

	Three months ended
(in thousands)	December 30, 2022	December 24, 2021
Supplementary Cash Flow information
Capital expenditures, not yet paid	$7,227	$1,501
Operating lease right-of-use assets obtained in exchange for lease liabilities	$1,181	$1,066
Acquisitions of businesses, not yet paid	$14,125	$2,864
Free Cash Flow:
Net cash provided by operating activities	$198,851	$97,192
Capital expenditures	(35,006)	(9,358)
Free Cash Flow:	$163,845	$87,834

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended
(in thousands)	December 30, 2022	December 24, 2021
Net income	$173,492	$204,843
Interest expense, net	9,488	6,918
Income tax expense	48,559	56,975
Depreciation and amortization	25,967	20,046
Stock-based compensation	5,270	3,427
Other (a)	1,069	801
Adjusted EBITDA	$263,845	$293,010

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	December 30, 2022			December 24, 2021
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$638,705	$243,836	38.2%	$641,683	$279,547	43.6%
Safety & Infrastructure	195,259	33,404	17.1%	200,510	27,432	13.7%
Eliminations	(143)			(1,392)
Consolidated operations	$833,821			$840,801

ATKORE INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended
(in thousands, except per share data)	December 30, 2022	December 24, 2021
Net income	$173,492	$204,843
Stock-based compensation	5,270	3,427
Intangible asset amortization	12,796	8,229
Other (a)	99	(643)
Pre-tax adjustments to net income	18,165	11,013
Tax effect	(4,541)	(2,753)
Adjusted net income	$187,116	$213,103

Diluted weighted average common shares outstanding	40,613	46,575
Net income per diluted share	$4.20	$4.32
Adjusted net income per diluted share	$4.61	$4.58

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	December 30, 2022	September 30, 2022	June 24, 2022	March 25, 2022	December 24, 2021	September 30, 2021
Long-term debt	761,074	760,537	759,999	759,461	758,924	758,386
Total debt	761,074	760,537	759,999	759,461	758,924	758,386
Less cash and cash equivalents	307,827	388,751	186,650	390,399	498,959	576,289
Net debt	$453,247	$371,786	$573,349	$369,062	$259,965	$182,097

TTM Adjusted EBITDA (a)	$1,312,626	$1,341,790	$1,309,637	$1,206,371	$1,053,570	$897,547

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the years ended September 30, 2022 and September 30, 2021 can be found in Exhibit 99.1 to form 8-K filed November 18, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 24, 2022 can be found in Exhibit 99.1 to form 8-K filed August 2, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 25, 2022 can be found in Exhibit 99.1 to form 8-K filed May 3, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 24, 2021 can be found in Exhibit 99.1 to form 8-K filed January 31, 2022 and is incorporated by reference herein.

ATKORE INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended December 30, 2022:

	TTM	Three months ended
(in thousands)	December 30, 2022	December 30, 2022	September 30, 2022	June 24, 2022	March 25, 2022
Net income	$882,084	$173,492	$220,802	$254,313	$233,477
Interest expense, net	33,245	9,488	9,000	7,243	7,514
Income tax expense	281,770	48,559	66,557	88,041	78,613
Depreciation and amortization	90,336	25,967	23,947	20,428	19,994
Stock-based compensation	19,088	5,270	3,065	4,625	6,128
Other(a)	6,103	1,069	1,714	2,880	440
Adjusted EBITDA	$1,312,626	$263,845	$325,085	$377,530	$346,166

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.